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                                                                    Exhibit 99.1

(WILLIAMS LOGO)

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04/11/2002

                     WILLIAMS COMPLETES SALE OF PIPELINE TO
                            WILLIAMS ENERGY PARTNERS

TULSA -- Williams (NYSE:WMB) announced today that it has closed the sale of Williams Pipe Line to Williams Energy Partners L.P. (NYSE:WEG) for $1 billion.
Williams received cash proceeds in the amount of $674 million and the balance of the purchase price in Class B units of limited partnership interests in Williams
Energy Partners.

The transaction was approved by Williams' board of directors, along with the board of directors and the conflicts committee, which is comprised of independent directors, for the general partner of Williams Energy Partners.

Williams Pipe Line delivers refined petroleum products to the Midwest through 6,700 miles of pipeline and 39 storage and distribution terminals.

"We believe this is an attractive transaction for Williams shareholders. The proceeds we're receiving reflect the high quality and strong value of the asset," said Steve Malcolm, Williams president and CEO. "When you couple this transaction with previous actions taken this year, we have already over-achieved in our plan to strengthen Williams' balance sheet."

Phil Wright, president of the general partner of Williams Energy Partners, said, "The acquisition of Williams Pipe Line is an excellent strategic and financial fit for Williams Energy Partners. This is the fifth and most significant acquisition we've made to increase distributable cash flow per unit since our inception in February 2001.

"From an asset perspective, the pipeline becomes a fixture in our virtual supply network to help our customers move their petroleum products to key markets throughout the nation. From a financial perspective, the pipeline generates stable cash flows based on FERC-regulated tariffs with modest capital expenditure requirements," Wright added.

Williams Energy Partners plans to finance the purchase initially with equity issued to Williams and short-term debt. Williams Energy Partners expects to replace this interim financing in the future with permanent financing in the form of equity and long-term debt. Williams Pipe Line is expected to be more than 50 cents accretive to cash flow per unit on an annualized basis to the partnership's unitholders. In addition, the partnership expects first full-year earnings before interest, taxes, depreciation and amortization to be approximately $122 million.


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Williams Energy Partners will discuss the acquisition at an investor conference call at 9 a.m. Eastern on Friday, April 12. To participate in the conference call, dial (800) 289-0496 and provide code 610178. International callers should dial (913) 981-5519 and provide the same code. A webcast will also be available at http://www.williams.com/weg/weg_news.html.

About Williams (NYSE: WMB)

Williams, through its subsidiaries, connects businesses to energy, delivering innovative, reliable products and services. Williams information is available at http://www.williams.com.

About Williams Energy Partners L.P. (NYSE: WEG)

Williams Energy Partners L.P. was formed to own, operate and acquire a diversified portfolio of energy assets. The partnership is engaged principally in the transportation, storage and distribution of refined petroleum products and ammonia. The general partner of Williams Energy Partners is a unit of Williams, which specializes in a broad array of energy-related services, including energy marketing and trading and natural gas pipeline transportation.

Portions of this document may constitute "forward-looking statements" for both
Williams and Williams Energy Partners as defined by federal law. Although the organizations believe any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Examples of such risk factors are set forth in both organizations' latest Form 10-K filed with the Securities and Exchange Commission.


CONTACT INFORMATION:

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
Kelly Swan, Media Relations     Richard George, Investor Relations WMB      Paula Farrell, Investor Relations WEG
(918) 573-6932                  (918) 573-3679                              (918) 573-9233
kelly.swan@williams.com         richard.george@williams.com                 paula.farrell@williams.com